Exhibit 5


July 27, 2005

Crimson Exploration Inc.
480 N. Sam Houston Parkway E.
Suite 300
Houston, Texas  77060

Re:  Crimson Exploration Inc. Post Effective
     Amendment No. 1 to Registration Statement on Form S-8

Gentlemen:

We have acted as special counsel to Crimson Exploration Inc., a Delaware corporation (the "Company"), in connection with the Company's Post-Effective Amendment No. 1 to Registration Statement (Reg. No. 333-122987) on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"). The Registration Statement relates to 1,924,000 shares of the Company's Common Stock, par value $0.001 per share (the "Common Stock"), (i) 424,000 shares of which are issuable upon exercise of options previously granted under the GulfWest Energy Inc. 1994 Stock Option and Compensation Plan and assumed by the Company in connection with the merger (the "Merger") of GulfWest Energy Inc. ("GulfWest") into the Company, and (ii) 1,500,000 shares of which are issuable upon exercise of options previously granted under GulfWest's 2004 Stock Option and Compensation Plan and assumed by the Company in connection with the Merger (the 1994 and 2004 Stock Option and Compensation Plans being referred to herein collectively as the "Plans").

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

We have further assumed that:

          (i) all applicable state and foreign securities laws will be complied with as of any exercise date with respect to the Plans; and

          (ii) the options that have been granted under the Plans have been issued to qualifying participants under the Plans and will be exercised in accordance with the terms of the Plans and any other applicable documents.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the shares of Common Stock issuable upon exercise of options previously granted


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Crimson Exploration Inc.
July 27, 2005
Page 2


under the Plans will, if, as, and when such shares are issued in the manner contemplated by such Plans and the full consideration therefor is received by the Company, be duly authorized and validly issued and fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, the applicable provisions of the Delaware Constitution, and the reported judicial decisions interpreting those laws, and we do not express any opinion herein concerning any other law.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption "Legal Matters". In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,


/s/  AKIN GUMP STRAUSS HAUER & FELD LLP
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